TRADEMARK ASSIGNMENT AND ACQUISITION AGREEMENT

THIS TRADEMARK ASSIGNMENT AND ACQUISITION AGREEMENT (this "Agreement") is made as of the 6th day of May, 2011 between ORACO RESOURCES, INC., a Nevada corporation ("Assignor") (ORACO) and MERCULITE DISTRIBUTING, INC., a Nevada corporation ("Assignee") (MERCULITE) (individually as "Party" and collectively the "Parties").

RECITALS

Assignor is the owner of all right, title and interest in and to the mark "Sterilite/(™)/" and registration thereof (the "Sterilite/(™)/ Mark") the mark Sterilite/(™)/ Inside and registration thereof (the "Sterilite/(™)/ Inside Mark) and has a common law mark in Sterilite (the "Sterilite/(™)/ Mark") (individually a "Mark" and collectively the "Sterilite/(™)/ Marks") (each as set forth in Exhibit A, attached hereto).

Assignor and Assignee are parties to an Agreement, dated May 6, 2011 (the "Separation and Distribution Agreement"), which gives Assignee the option (and, in some instances, the obligation) to acquire Sterilite Solution /(™)/ from Assignor in accordance with the terms and conditions of the Separation and Distribution Agreement.  Capitalized terms used herein but not defined shall have their respective meanings set forth in the Restated Master Agreement and the Restated Agreements.

Assignee may desire to utilize one or more of the Sterilite/(™)/ Marks in connection with the sale of (i) Sterilite Solutions; and (ii) other solution products containing Sterilite/(™)/ cleaning/neutralizing which other products are herein after referred to as "Cleaning/Neutralizing Products."

AGREEMENT

NOW THEREFORE, in consideration of the foregoing and of the obligations and promises contained in this Agreement, the Parties hereby agree as follows:

I.  Assignment and Acquisition of Sterilite/(™)/ Mark and Sterilite/(™)/ Inside Mark.

A.  Sterilite/(™)/ Mark.  Assignor hereby grants to Assignee the irrevocable assignment and acquisition of the Sterilite/(™)/ Mark and/or the Sterilite Mark in conjunction with the Sterilite/(™)/ Inside Mark or to use the Sterilite/(™)/ Mark and/or a Sterilite Mark and/or the Sterilite Inside/(™)/ Inside Mark in conjunction with another mark in connection with the manufacturing, sub-contract manufacturing, production, marketing, promotion, distribution and sale of cleaning/neutralizing product. Assignor acknowledges that Assignee will have the exclusive right to ownership and use of the trademarks owned by ORACO in lieu of any of the Marks on the product.

B.  The assignment hereby granted shall be exclusive to Assignee indefinitely from the date of this Agreement (the "Exclusivity Period"), and thereafter, such license shall be nonexclusive to the Assignee for the term of this Agreement including any renewal terms.

II.  Term.

This Agreement shall be effective on the Effective Date and continue in full force and effect until termination of the Restated Master Agreement (including any renewals thereof) (the "Term").

III.  Ownership.

Assignor represents and warrants that it owns or has the right to assign all intellectual property rights in and to the Sterilite/(™)/ Mark and the Sterilite/(™)/ Inside Mark and the Sterilite Mark and has the right to grant the Trademark assignment to Assignee in accordance with the terms of this Agreement.  Assignee agrees to indemnify and hold harmless Assignor against any claim of infringement arising out of the use by Assignee of any of the Marks as authorized in this Agreement.

IV.  Notices.

All notices under this Agreement shall be delivered in accordance with the Notice Provision of the Restated Master Agreement.

V.  Successors and Assigns.

Except as otherwise expressly provided herein, this Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective representatives, successors and assigns. Neither party may assign any of its rights or delegate any of its duties hereunder without the prior written consent of the other party; provided, however, that Assignee may assign its rights and obligations under this Agreement to a MERCULITE Affiliate without the prior written consent of Assignor.

VI.  Amendments; Waivers.

This Agreement and its provisions may not be changed, amended, modified, or waived, except by a written instrument executed by both parties. The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right of such party at a later date to enforce the same. No waiver by any party of any condition or the breach of any provision, term, covenant, representation or warranty contained in this Agreement, whether by conduct or otherwise, in any one or more instances shall be deemed to be or construed as a further or continuing waiver of any such condition or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

Trademark Assignment and Acquisition Agreement
By and Between Oraco Resources, Inc., and Merculite Distributing, Inc. Page

VII.  Governing Law.

This Agreement and all questions relating to its validity, interpretation, performance and enforcement shall be governed by and construed in accordance with the laws of the State of Nevada, without giving effect to principles of conflicts of laws.

VIII.  Entire Agreement.

This Agreement constitutes the full and entire understanding and agreement between the Parties with regard to the subject matter hereof, and supersedes all prior agreements, understandings, inducements or conditions, express or implied, oral or written, relating to the subject matter hereof. The express terms hereof control and supersede any course of performance and/or usage of trade inconsistent with any of the terms hereof. This Agreement has been prepared by both of the Parties hereto, and no inference of ambiguity against the drafter of a document therefore applies against any Party hereto.

IX.  Counterparts.

This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument.

X.  Effective Date.

The Effective Date of this Agreement shall be the actual date of execution of this Agreement by the last Party to do so.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE TO TRADEMARK ASSIGNMENT AND ACQUISITION AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Agreement as of the
Effective Date.

Date: May 6, 2011

/S/ Steven A. Subick
Steven A. Subick, President
ORACO RESOURCES, INC.

/S/ Steven A. Subick
Steven A. Subick, President
MERCULITE DISTRIBUTING, INC.